Exhibit 99.1

Whole Foods Market Announces Four New Members to its Board of Directors

Company Also Closes Sale of Preferred Stock to Leonard Green & Partners, L.P.

AUSTIN, TX (December 2, 2008) – Whole Foods Market (NASDAQ: WFMI) announced today that it recently has added four new members to its board of directors, bringing the size of the board to ten. The new board members include Stephanie Kugelman, vice chairman emeritus of Young & Rubicam Inc. and chairman of A Second Opinion strategic consulting group, and Kip Tindell, co-founder, chairman and CEO of The Container Store. Additionally, Jonathan A. Seiffer, partner, and Jonathan D. Sokoloff, managing partner, both of Leonard Green & Partners, L.P. (LGP), have also joined the board in connection with LGP’s recent preferred stock investment in Whole Foods Market. Whole Foods Market closed its sale of preferred stock to LGP today.

“These four talented leaders bring unique wisdom and complement the experience of our current board members,” said John Mackey, chairman, chief executive officer, and co-founder of Whole Foods Market. “In this challenging economic environment, we feel fortunate to have this fresh addition of intellectual capital.”

Ms. Kugelman is vice chairman emeritus of Young & Rubicam Inc. (Y&R) and chairman of A Second Opinion strategic consulting group. Her previous position was vice chairman chief strategic officer of Young and Rubicam brands. Prior to that, she was chairman and CEO of the New York flagship office of Young and Rubicam. Ms. Kugelman was the first account planner to head the lead office of a top-twenty advertising agency. Before that, she was managing director and vice chairman of Y&RNY, as well as the director of the agency’s brand planning group. She was a key player in Y&R’s new business development.

Mr. Tindell, chairman and CEO of The Container Store, opened the first location in Dallas in 1978. Since then, the company has been named nine years in a row as one of the “100 Best Companies to Work For” in America by FORTUNE magazine, thanks to its progressive, employee-empowering corporate culture. The Container Store now has 46 stores across the country and 2008 fiscal year sales are projected at $650 million. Retail analysts cite the company’s devotion to the original concept as the formula for its success, noting that other retailers haven’t focused on an inventory mix solely devoted to storage and organization products like The Container Store.

Mr. Seiffer is a partner with Leonard Green & Partners, L.P., and has been at the firm since 1994. He presently serves on the board of directors for David’s Bridal, Inc., The Sports Authority, Inc., The Tire Rack, Inc., and Varsity Brands, Inc.

Mr. Sokoloff is a managing partner with Leonard Green & Partners, L.P., which he joined in 1990. Currently, he serves on the boards of several retail companies including The Container Store, David’s Bridal, Inc., Jetro Cash & Carry, Inc., Rite Aid Corporation, The Sports Authority, Inc., The Tire Rack, Inc., and Varsity Brands, Inc.

On Nov. 5, Whole Foods Market announced an agreement to sell $425 million of its Series A 8.00% Redeemable Convertible Exchangeable Participating Preferred Stock to Green Equity Investors V, L.P., Green Equity Investors Side V, L.P. and Thyme Coinvest, LLC, affiliates of Leonard Green & Partners, L.P. At the time of the announcement last month, Mackey called LGP “one of the most experienced and successful investors in the retail industry” and said “LGP’s significant stake in Whole Foods Market is a vote of confidence for the company’s business model and future growth potential.”